Exhibit 10.1

TRUST FOR
PICO HOLDINGS, INC.  EXECUTIVE
DEFERRED COMPENSATION

This Agreement made this 31st day of December 1997, by and between PICO Holdings, Inc. (“PICO”) and Huntington National Bank, N.A. (“Trustee”);

WHEREAS, PICO and certain of its affiliates have entered into deferred compensation arrangements (“Deferral Agreements”) with certain of their executive management employees;

WHEREAS, PICO and certain of its affiliates have incurred or expect to incur liability to pay deferred compensation under the terms of the Deferral Agreements;

WHEREAS, PICO wishes to establish a Trust (“Trust”) and to contribute to the Trust assets that, shall be held therein, subject to the claims of creditors in the event of Insolvency (as herein defined) of PICO or any affiliate, until paid to employees and their beneficiaries in such manner and at such times as specified in the Deferral Agreements;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Deferral Agreements as unfunded agreements maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention of PICO to hold assets in this Trust to provide a source of funds to assist it in the meeting of the liabilities under the Deferral Agreements;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.                      ESTABLISHMENT OF TRUST.

(a)           PICO hereby deposits with Trustee in Trust the cash sum of $100.00, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b)           The Trust hereby established shall initially be, revocable by PICO.  The Trust shall become irrevocable upon a Change of Control of PICO, as defined herein.  For purposes of this Trust, Change of Control shall be deemed to have occurred in the reasonable discretion of the Board of Directors in consideration of the following guidelines: (i) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the beneficial owner (as defined in Rule 13 d-3 under the Exchange Act), directly or indirectly of securities of  PICO representing thirty percent (30%) or more of PICO’s outstanding securities; or (ii)individuals who are members of PICO’s Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board, or whose nomination for election by the stockholders of PICO was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board.

(c)           The Trust is intended to be a grantor trust, of which PICO and any affiliate participating in the Plan, are the grantors, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)           The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of PICO and shall be used exclusively for the uses and purposes of paying amounts due under the Deferral Agreements and general creditors as herein set forth.  Employees entering into Deferral Agreements and their beneficiaries shall have no preferred claim on, or any beneficial-ownership interest in, any assets of the Trust.  Any rights created under the Deferral Agreements and this Trust Agreement shall be mere unsecured contractual rights of employees and their beneficiaries against PICO or any affiliate.  Any assets held by the Trust will be subject to the claims of the general creditors of PICO and any affiliate (to the extent of each entity’s proportionate interest in the Trust) under federal and state law in the event of Insolvency, as set forth in Section 3(a) herein.

(e)                      Within thirty (30) days after the initial establishment of the Trust, PICO and its affiliates shall deposit into the Trust cash in an amount equal to the total amount deferred under all Deferral Arrangements with employees from the effective date of such Deferral Agreements to the date of establishment of the Trust.  In addition, within fifteen (15) days after each subsequent calendar month following the establishment of this Trust, PICO (and any participating affiliate) shall be required to deposit into the Trust cash in an amount equal to the amount deferred from all employees’ Deferral Agreements for such month.  PICO in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in Trust with Trustee, Upon a Change of Control PICO shall as soon as possible but in no event later than thirty (30) days following the Change of Control make an irrevocable contribution to the Trust in an amount that is sufficient to pay each employee the amount (as adjusted for earnings and losses) to which he or she would be entitled pursuant to the terms of the employee’s Deferral Agreement as of the date of the Change of Control.

Section 2.                      PAYMENTS TO EXECUTIVE EMPLOYEES AND THEIR BENEFICIARIES.

(a)           PICO shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each employee, and that contains such other instructions as to enable, the Trustee to make any distributions to each employee as required under his or her Deferral Agreement, Except as otherwise provided herein, Trustee shall make payments in accordance with such Payment Schedule.  No set-off from any amounts payable to an employee hereunder shall be permitted without the employee’s written consent.  No changes shall be made by PICO to the Payment Schedule without the written consent of the affected employee (except for a change permitted under an employee’s Deferral Agreement or a change to an immediate lump sum payment of all remaining benefits upon termination of all Deferral Agreements).  The Trustee shall make provision for the reporting and withholding of any federal state or local taxes that may be required to be withheld with respect to the payment of compensation from the Trust and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by PICO.

(b)                      The entitlement of an employee or his or her beneficiaries to deferred amounts under the employee’s Deferral Agreement shall be certified by the Compensation Committee of the Board of Directors of PICO or such party as it shall designate and any claim for such benefits shall be considered and reviewed under the procedures set out in the Deferral Agreement.

(c)           PICO (or any affiliate) may make payment of deferred compensation directly to employees or their beneficiaries as they become due under the terms of the Deferral Agreements, PICO shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to employees or their beneficiaries.  In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of any Deferral Agreement, PICO shall make the balance of each such payment in accordance with the terms of the Deferral Agreement.  Trustee shall notify PICO where principal and earnings are not sufficient.

Section 3.	TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN PICO IS INSOLVENT.

(a)                      Trustee shall cease payment of benefits to all employees and their beneficiaries if PICO or any other affiliate participating in the Trust is Insolvent, “Insolvent” for purposes of this Trust Agreement shall mean if (i) an entity is unable to pay its debts as they become due, or (ii) an entity is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)                      At all times during the continuance of this Trust, as provided in Section l(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of PICO and any participating affiliate under federal and state law as set forth below.

(1)           The Board of Directors and the Chief Executive Officer of PICO and any participating affiliate shall have the duty to inform Trustee in writing of such entity’s Insolvency.  If a person claiming to be a creditor of PICO or a participating affiliate alleges in writing to Trustee that such entity has become Insolvent, Trustee shall determine whether such entity is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to employees and beneficiaries.

(2)           Unless Trustee has actual knowledge of the Insolvency of PICO or any participating affiliate, or has received notice from any of such entities or from a person claiming to be a creditor alleging that any of such entities is Insolvent, Trustee shall have no duty to inquire whether the entity is Insolvent.  Trustee may in all events rely on such evidence concerning the entity’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning the entity’s solvency.

(3)           If at any time Trustee has determined that PICO or a participating affiliate is Insolvent, Trustee shall discontinue payments to employees or their beneficiaries and shall hold the assets of the Trust for the benefit of such entity’s general creditors.  The Trust assets set aside for the benefit of the Insolvent entity’s general creditors shall not exceed the Insolvent entity’s proportionate interest in the Trust.  The Insolvent entity’s proportionate interest in the Trust shall be determined in accordance with the ratio of Trust assets held for the benefit of the Insolvent entity’s employees to the total assets of the Trust.  Nothing in this Trust Agreement shall in any way diminish any rights of employees or their beneficiaries to pursue their rights as general creditors of the Insolvent entity with respect to benefits due under the Deferral Agreement or otherwise.

(4)           Trustee shall resume the payment of benefits to employees or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that PICO and/or the participating affiliate (as applicable) are not Insolvent (or are no longer Insolvent).

(c)           Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to employees or their beneficiaries under the terms of the Deferral Agreements for the period of such discontinuance, less the aggregate amount of any payments made to employees or their beneficiaries by PICO (or any affiliate) in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.                       PAYMENTS TO PICO.

Except as provided in Section 3 hereof after the Trust has become irrevocable, PICO shall have no right or power to direct Trustee to retain to PICO or to divert to others any of the Trust assets before all payment of benefits have been made to employees and their beneficiaries pursuant to the terms of the Deferral Agreement.  Notwithstanding the preceding sentence, the Trustee may reimburse PICO (or any affiliate) for benefits paid directly by PICO (or any affiliate) to employees and beneficiaries.

Section 5.                      INVESTMENT AUTHORITY.

PICO shall provide investment direction to the Trustee.  All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with employees.  Notwithstanding the preceding sentence, PICO may permit employees who have entered into Deferral Agreements to select specific investments for such deferred amounts, subject to its approval in accord with the attached Exhibit A.  Trustee shall be notified if such delegation of investment direction has been made to the employees.  In the event that PICO (or its designee) shall fail to provide investment direction, Trustee shall invest the assets of the Trust in federally insured savings accounts or certificates of deposits (in amounts not in excess of insured limits) or in a money market mutual fund.

Section 6.                      DISPOSITION OF INCOME.

During the term of this Trust, all of the income received by the Trust shall be accumulated in the Trust.

Section 7.                              ACCOUNTING BY TRUSTEE.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between PICO and Trustee.  Within thirty (30) days following the close of each calendar year and within thirty (30) days after the removal or resignation of the Trustee, Trustee shall deliver to PICO a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, income, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales, and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 8.                      RESPONSIBILITY OF TRUSTEE.

(a)           Trustee shall act with the care, skill prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by PICO which is contemplated by, and in conformity with, the terms of this Trust and is given in writing by PICO.  In the event of a dispute between PICO and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)             If Trustee undertakes or defends any litigation or threatened litigation arising in connection with this Trust, PICO agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments.  If PICO does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.  Notwithstanding the preceding sentences, in no event shall PICO indemnify Trustee (nor shall any payments be made from the Trust on behalf of Trustee) if the Trustee is determined to have acted negligently or with misconduct in carrying out its duties with respect to the Trust.

(c)                      Trustee may consult with legal counsel (who may also be counsel for PICO generally) with respect to any of its duties or obligations hereunder.

(d)                      Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.  Unless approved in advance by PICO, Trustee shall pay the fees and expenses relating to hiring of such agents, accountants and other profession.  Reasonable and customary expenses may be incurred by Trustee without approval.

(e)           Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an balance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of an insurance policy other than the Trust, to assign such policy (as distinct from conversion of such policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)           Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9.                      COMPENSATION AND EXPENSES  OF TRUSTEE.

PICO shall pay all administrative and Trustee’s fees and approved expenses relating to the operation of the Trust.  If not so paid, the fees and expenses shall be paid from the Trust.  However, all brokerage commissions shall be charged to the employee’s account for whom the trade was made.

Section 10.                                RESIGNATION AND REMOVAL OF TRUSTEE.

(a)                      Trustee may resign at any time by written notice to PICO, which shall be effective thirty (30) days after receipt of such notice unless PICO and Trustee agree otherwise.

(b)           Trustee may be removed by PICO on thirty (30) days notice or upon shorter notice accepted by Trustee.

(c)           Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee, The transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, and upon receipt by the Trustee of all proper documentation unless PICO extends the time limit.
(d)           If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this Section, If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.                                APPOINTNMENT OF SUCCESSOR.

(a)                      If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, PICO may appoint any third party, such as a bank trust department or other party that may be granted trustee powers under state law, as a successor to replace Trustee upon resignation or removal.  Notwithstanding the preceding sentence, if the Trustee resigns or is, removed within one (1) year of a Change in Control of PICO, the Trustee shall select the Successor Trustee.  The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by PICO or the successor Trustee to evidence the transfer.

(b)             The successor Trustee need not examine the records and acts of any prior Trustee.  The successor Trustee shall not be responsible for and PICO shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor’ Trustee.  Notwithstanding the preceding sentence, this indemnification shall not include liability resulting from actions or inactions of the successor Trustee after it becomes aware (or should have become aware) of any past event or other condition that requires corrective action on the part of the successor Trustee.

Section 12.                                AMENDMENT OR TERMINATION.

(a)           This Trust Agreement may be amended by a written instrument executed by Trustee and PICO.  Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Deferral Agreement or shall make the Trust revocable after it has become irrevocable in accordance with Section I (b) hereof In addition, no such amendment shall alter the terms of the Trust relating to the special requirements imposed hereunder on or after a Change of Control of PICO without the written approval of employees who have entered into Deferral Agreements.

(b)           The Trust shall not terminate until the date on which employees and their beneficiaries are no longer entitled to benefits pursuant to the terms of their Deferral Agreements.  Upon termination of the Trust, any sets remaining in the Trust after distribution of all benefits to employees’ beneficiaries shall be returned to PICO.

Section 13.                                MISCELLANEOUS.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to employees and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of California.
Section 14.                                EFFECTIVE DATE

The effective date of this Trust Agreement shall be December 31, 1997.